EXHIBIT 99.2

For Immediate Release	Contact:	Roger Holliday (Financial)
(678) 742-8181 or
Nancy Young (Media)
(678) 742-8118

Russell Corporation to Eliminate COO Position

ATLANTA, GA (August 10, 2005) – Russell Corporation (NYSE: RML) announced today that as part of an effort to flatten its organizational structure, it will eliminate the position of president and chief operating officer. Based on that change, Jon Letzler, who has filled that position since July 2001, will be leaving the company effective immediately.

According to Jack Ward, chairman and CEO, “Working with Jon, we have concluded that eliminating this position will help speed processes and create more accountability within the business units. We are appreciative of Jon’s many contributions during his nearly seven years at Russell.”

Russell anticipates taking an extraordinary charge in the third quarter related to Mr. Letzler’s existing employment agreement. The impact to fulfill the Company’s financial obligation to Mr. Letzler approximates $0.05 to $0.06 per diluted share.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, JERZEES®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

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